Exhibit 3.12

GUYANA

COUNTY OF DEMERARA

THE COMPANIES ACT 1991

PRIVATE LIMITED LIABILITY COMPANY

WITH SHARE CAPITAL

ARTICLES OF INCORPORATION

OF

“Noble Drilling (Guyana) Inc.”

NAME OF COMPANY:	COMPANY NO: 9061

“Noble Drilling (Guyana) Inc.”

CLASSES AND MAXIMUM NUMBER OF SHARES:

ONE THOUSAND (1,000.00) ORDINARY SHARES DIVIDED INTO THE VALUE OF $1 (ONE DOLLAR) PER SHARE.

RESTRICTION OF SHARE TRANSFERS:

NONE

NUMBER OF DIRECTORS:

NO LESS THAN ONE AND NO MORE THAN SIX DIRECTORS.

RESTRICTIONS ON BUSINESS THE COMPANY MAY CARRY ON:

NONE.

OTHER PROVISIONS, IF ANY:

NIL

INCORPORATOR:	DATE: November, 2017.

NAME:	ADDRESS:	SIGNATURE:

Alan R. Hay	62 Hadfield & Cross Streets	/s/ Alan R. Hay
(Incorporator)	Werk-en-Rust
Georgetown Guyana

Brett Blackman	62 Hadfield & Cross Streets	/s/ Brett Blackman
(Incorporator)	Werk-en-Rust
Georgetown Guyana

Curtis Chandler	62 Hadfield & Cross Streets	/s/ Curtis Chandler
(Incorporator)	Werk-en-Rust
Georgetown
Guyana